Omnicom Group Inc. 8-K

Exhibit 4.2

OMNICOM CAPITAL HOLDINGS PLC

as Issuer

OMNICOM GROUP INC.

as Guarantor

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 22, 2021

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Trustee

Debt Securities

First Supplemental Indenture dated as of November 22, 2021 (the “First Supplemental Indenture”) among Omnicom Capital Holdings plc, a public limited company organized under the laws of England and Wales (the “Issuer”), Omnicom Group Inc., a New York corporation (“OGI”) referred to as the “Guarantor”; the Guarantor together with the Issuer collectively referred to as the “Omnicom Companies”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Omnicom Companies and the Trustee executed and delivered an indenture dated as of November 22, 2021 (the “Indenture”) to provide for the issuance by the Issuer from time to time of Securities to be issued in one or more Series as provided in the Indenture;

WHEREAS, the issuance and sale of up to £325,000,000 aggregate principal amount of the Issuer’s 2.250% Senior Notes due 2033 (the “Securities”) have been authorized by the board of directors of the Issuer;

WHEREAS, the Issuer desires to issue and sell £325,000,000 aggregate principal amount of the 2033 Notes on the date hereof;

WHEREAS, the Guarantee of the Securities has been authorized by the board of directors of the Guarantor;

WHEREAS, the Issuer desires to enter into this First Supplemental Indenture pursuant to Sections 2.2, 2.14.1 and 9.1 of the Indenture to supplement the Indenture to establish the form and terms of the Securities, and each Guarantor desires to enter into this First Supplemental Indenture to issue its Guarantee of the Securities; and

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH, that, for and in consideration of the above premises, it is mutually covenanted and agreed, for the sole, equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.1 Relation to Base Indenture.

This First Supplemental Indenture constitutes an integral part of the Indenture. In the event of inconsistencies between the Indenture and this First Supplemental Indenture, the terms hereof shall govern.

Section 1.2. Definitions.

(a)          All of the terms used in this First Supplemental Indenture which are defined in the Indenture shall have the meanings specified in the Indenture, unless otherwise provided herein or unless the context otherwise requires, and for the purposes of this First Supplemental Indenture and the Securities, the following terms have the meanings set forth in this Section:

“Below Investment Grade Rating Event” occurs if both the rating on the Securities is lowered by each of the Rating Agencies and such Securities are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Issuer and Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)	the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of OGI and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to OGI or one of its Subsidiaries;

(2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than OGI or one of its wholly owned Subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding shares of OGI’s Voting Stock, measured by voting power rather than number of shares; or

(3)	the adoption of a plan relating to the liquidation or dissolution of OGI.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (i) OGI becomes a wholly owned Subsidiary of a holding company and (ii) the holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of OGI’s Voting Stock immediately prior to such transaction.

“Change of Control Offer” has the meaning specified in Section 3.2 of this First Supplemental Indenture.

“Change of Control Payment Date” has the meaning specified in Section 3.2 of this First Supplemental Indenture.

“Change of Control Purchase Price” has the meaning specified in Section 3.2 of this First Supplemental Indenture.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer, a United Kingdom government bond whose maturity is closest to the maturity of the Debt Securities, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Securities to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker.

“Consolidated Net Worth” means the consolidated net worth of OGI, as determined in accordance with GAAP.

“Debt” of any person means, without duplication: (a) all indebtedness of such person for borrowed money; (b) all obligations of such person for the deferred purchase price of property or services (other than earn-out payment obligations of such person in connection with the purchase of property or services to the extent they are still contingent); (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments; (d) all obligations of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such person as lessee under leases to the extent that such leases have been or should be, in accordance with GAAP, recorded as finance leases; (f) all obligations, contingent or otherwise, of such person in respect of acceptances, letters of credit or similar extensions of credit; (g) all obligations of such person in respect of Hedge Agreements; (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations guaranteed, directly or indirectly, in any manner by such person, or in effect guaranteed, directly or indirectly, by such person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss; and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Debt.

“Sterling” or “£” means the means the lawful money of the United Kingdom.

“GAAP” means generally accepted accounting principles in the United States of America.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Independent Investment Banker” means an investment bank of international standing appointed by the Issuer.

“Investment Grade” means a rating equal to or higher than Baa3 (or its equivalent under any successor rating categories) by Moody’s and BBB- (or its equivalent under any successor rating categories) by S&P, or, in each case, if such Rating Agency ceases to rate the Securities or fails to make a rating of such Securities publicly available for reasons outside of the Issuer’s and the Guarantor’s control, the equivalent investment grade credit rating by the replacement agency selected by the Issuer in accordance with the procedures described under clause (2) of the definition of “Rating Agencies.”

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement intended to provide security for the payment or performance of an obligation, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“par call date” has the meaning specified in Section 3.1 of this First Supplemental Indenture.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not yet due and payable, or being contested in good faith by appropriate proceedings; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings that prevent the forfeiture or sale of the asset subject to such Lien; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations or, in any such case, to secure reimbursement obligations under letters of credit or bonds issued to support such obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Issuer’s and the Guarantor’s control, a “nationally recognized statistical rating organization,” as defined in Section 3(a)(62) of the Exchange Act, selected by the Issuer as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Remaining Scheduled Payments” means, with respect to each Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption calculated as if the Stated Maturity of such Security was the applicable par call date; provided, however, that, if such redemption date is not an interest payment date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to, but excluding, such redemption date.

“S&P” means S&P Global Ratings, and its successors.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

ARTICLE TWO

THE SECURITIES

Section 2.1. Terms of the Securities.

The Securities shall have the following terms, established pursuant to Section 2.2 of the

Indenture:

2.1.1. Pursuant to Section 2.2.1 of the Indenture, the title of the Securities to be issued under the Indenture shall be the “2.250% Senior Notes due 2033”;

2.1.2. Pursuant to Section 2.2.2 of the Indenture, the price or prices at which the Securities shall be issued shall be 99.407% of the aggregate principal amount thereof;

2.1.3. Pursuant to Section 2.2.3 of the Indenture, the aggregate principal amount of the Securities that may be authenticated and delivered under this First Supplemental Indenture shall be limited to £325,000,000;

2.1.4. Pursuant to Section 2.2.4 of the Indenture, 100% of the Securities shall be payable, unless earlier redeemed pursuant to their terms, on November 22, 2033;

2.1.5. Pursuant to Section 2.2.5 of the Indenture, the Securities shall bear interest at a rate equal to 2.250% per annum; interest on the Securities shall accrue from November 22, 2021 until the principal thereof is paid or duly provided for; interest on the Securities shall be payable annually in arrears in cash on November 22 of each year, commencing on November 22, 2022 to Holders of record on November 7 (whether or not a Business Day) immediately preceding the applicable interest payment date. Interest on the Securities shall be computed from and including the prior interest payment date (or, in the case of the first interest payment date, from and including November 22, 2021) to but excluding the next interest payment date on the basis of the actual number of days elapsed in the period for which interest is being calculated and the actual number of days from and including the last day on which interest was paid on the Securities (or November 22, 2021 if no interest has been paid on the Securities), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association). In the event that any principal or interest on the Securities is not paid when due, whether at Maturity or otherwise, then to the extent permitted by law such overdue principal and interest shall bear interest until paid at the rate of interest set forth in this Section 2.1.5 of this First Supplemental Indenture, compounded annually;

2.1.6. Pursuant to Section 2.2.6 of the Indenture, the place or places where the principal of and interest in the Securities shall be payable shall be as set forth in the Securities, the form of which is attached hereto as Exhibit A;

2.1.7. Pursuant to Section 2.2.7 of the Indenture, the Securities shall be subject to redemption at the option of the Issuer as set forth in Article III and Section 13.1 of the Indenture, as modified by Section 3.1 of this First Supplemental Indenture;

2.1.8. Pursuant to Section 2.2.8 of the Indenture, the Issuer shall not be obligated to redeem or purchase the Securities pursuant to any sinking fund or at the option of a Holder thereof prior to the Maturity;

2.1.9. Pursuant to Section 2.2.9 of the Indenture, the Issuer shall not be obligated to redeem or purchase the Securities pursuant to any repurchase obligations or at the option of a Holder thereof prior to the Maturity, except pursuant to Section 3.2 of this First Supplemental Indenture;

2.1.10. Pursuant to Section 2.2.10, the Securities shall be issuable in denominations of £100,000 and integral multiples of £1,000 in excess thereof;

2.1.11. Pursuant to Section 2.2.11 of the Indenture, the Securities shall be issued as Global Securities, and the Issuer hereby designates each of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) initially as a Depository for the Securities. Each Global Security representing the Securities shall be registered initially in the name of BT Globenet Nominees Limited as nominee for Deutsche Bank AG, London Branch, the common depository of Euroclear and Clearstream, Luxembourg;

2.1.12. Pursuant to Section 2.2.15 of the Indenture, OGI shall be subject to the additional restrictions as set forth in Section 4.1 and Article V of this First Supplemental Indenture;

2.1.13. Pursuant to Section 2.2.16 of the Indenture, the provisions of Section 13.2 of the Indenture shall apply to the Securities;

2.1.14. Pursuant to Section 2.2.16 of the Indenture, the provisions of Article VIII of the Indenture shall apply to the Securities, except that for purposes of Article VIII of the Indenture, the definition of “Foreign Government Obligations” shall be modified with respect to the Securities as follows:

“Foreign Government Obligations” means securities denominated in Sterling that are (i) direct obligations of the United Kingdom, the payments of which are supported by the full faith and credit of the UK government or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United Kingdom the timely payments of which are unconditionally guaranteed as a full faith and credit obligation of the UK government, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof;

2.1.15. Pursuant to Section 2.2.18 of the Indenture, the obligations of the Issuer under the Indenture and this First Supplemental Indenture with respect to the Securities issued under this First Supplemental Indenture shall be guaranteed by the Guarantor in accordance with Article XII of the Indenture;

2.1.16. Pursuant to Section 2.2.22 of the Indenture, application has been made to have the Securities listed on The New York Stock Exchange. The listing application is subject to approval by The New York Stock Exchange. If such a listing is obtained, the Issuer shall have no obligation to maintain such listing, and the Issuer may delist the Securities at any time;

2.1.17. Pursuant to Section 2.2.23 of the Indenture, all payments of interest, principal and premium, if any, including payments made upon any redemption or repurchase of the Securities, shall be payable in Sterling. If, on or after November 7, 2021, the Sterling is unavailable to the Issuer or, in the case of the Guarantee, the Guarantor due to the imposition of exchange controls or other circumstances beyond the Issuer’s or the Guarantor’s control or if the Sterling is no longer being used by the United Kingdom, then all payments in respect of the Securities shall be made in Dollars until the Sterling is again available to the Issuer or, in the case of the Guarantee, the Guarantor or so used. In such circumstances, the amount payable on any date in Sterling shall be converted into Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent Dollar/Sterling exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Securities so made in Dollars shall not constitute an Event of Default under the Securities or the Indenture. Neither the Trustee nor the Paying Agent for the Securities shall have any responsibility for any calculation or conversion in connection with the foregoing;

2.1.18. Pursuant to Section 2.2 of the Indenture, the Issuer may, without the consent of the Holders of the Securities, issue additional Securities having the same ranking and the same interest rate, maturity and other terms as the Securities issued on the date hereof (except for the issue date, the price to the public, the payment of interest accruing prior to the issue date of such additional Securities or except for first payment of interest following the issue date of such additional Securities). Any such additional Securities shall have the same terms as the Securities of issued on the date hereof, provided that such additional Securities subsequently issued are fungible for U.S. federal income tax purposes with any Securities previously issued; and

2.1.19. Section 2.17 of the Indenture shall be applicable to the Securities.

Section 2.2. Amendments to the Indenture. The Indenture is hereby amended with respect to the Securities only as follows:

(a)          The phrase, “10:00 a.m., New York City time (or such other time as may be specified pursuant to Section 2.2 with respect to any Security denominated in a Foreign Currency)”, in Section 4.1 of the Indenture is hereby replaced by, “10:00 a.m., London time”;

(b)          The phrase, “Subject to Article V”, in Section 4.5 of the Indenture is hereby replaced by, “Subject to Article V and Article Five of the First Supplemental Indenture”;

(c)          The phrase, “to comply with Article V”, in Section 9.1(b) of the Indenture is hereby replaced by, “to comply with Article V or Article Five of the First Supplemental Indenture”; and

(d)          The phrase, “otherwise in compliance with Article V of this Indenture”, in Section 12.1.12 of the Indenture is hereby replaced by, “otherwise in compliance with Article V of this Indenture and Article Five of the First Supplemental Indenture”.

ARTICLE THREE

ADDITIONAL REDEMPTION PROVISION

Section 3.1. Optional Redemption.

Prior to August 22, 2033 (the date that is three months prior to the maturity date of the notes (“par call date”)), the Securities shall be redeemable, as a whole or in part, at the Issuer’s option, at any time or from time to time, upon mailed notice (or electronic notice, as applicable) to the registered address of each Holder of the Securities at least 15 days but not more than 60 days prior to the redemption. The redemption price shall be equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments on such Securities discounted to the date of redemption, on an annual basis (assuming an ACTUAL/ACTUAL (ICMA) day count fraction), at the applicable Comparable Government Bond Rate plus 20 basis points, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date, as calculated by an Independent Investment Banker.

On or after the applicable par call date, the Securities shall be redeemable, as a whole or in part, at the Issuer’s option, at any time or from time to time, upon mailed notice (or electronic notice, as applicable) to the registered address of each Holder of the Securities at least 15 days but not more than 60 days prior to the redemption at a redemption price of 100% of the principal amount of such Securities, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On and after the redemption date, interest shall cease to accrue on the Securities or any portion of the Securities called for redemption (unless the Issuer defaults in the payment of the redemption price and accrued interest). On or before 10:00 a.m. London time on the redemption date, the Issuer shall deposit with a Paying Agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Securities to be redeemed on that date. If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected by such method as the Trustee deems fair and appropriate, subject to the procedures of the Depositories as to Global Securities.

Section 3.2. Repurchase Upon Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its option to redeem the Securities pursuant to Section 3.1 of this First Supplemental Indenture or Section 13.1 of the Indenture, each Holder of the Securities shall have the right to require the Issuer to repurchase all or a portion of such Holder’s Securities pursuant to a change of control offer pursuant to, and in accordance with, the provisions of this Section 3.2 (a “Change of Control Offer”), at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, subject to the right of Holders of Securities of such Securities on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Issuer becomes aware that a Change of Control Triggering Event has occurred, or at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer shall be required to send, by first class mail or electronic delivery, a notice to each Holder of the Securities, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or delivered prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. The Issuer shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all Securities properly tendered and not withdrawn under its offer.

The Issuer shall be required to comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 3.2 and the Securities, the Issuer shall be required to comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.2 and the Securities by virtue of any such compliance.

On each Change of Control Payment Date, the Issuer shall, to the extent lawful:

(a)	accept for payment all Securities or portions of Securities properly tendered and not withdrawn pursuant to the Change of Control Offer;

(b)	deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Securities or portions of Securities properly tendered and not withdrawn; and

(c)	deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.

ARTICLE FOUR

LIMITATION ON LIENS

Section 4.1. Limitation on Liens.

OGI shall not, and shall not permit any of its Subsidiaries to, create or suffer to exist any Lien on or with respect to any of OGI’s properties, whether now owned or hereafter acquired, to secure any Debt of OGI, any direct or indirect Subsidiary of OGI or any other person without securing the Securities equally and ratably with such Debt to which such Liens relate for so long as such Debt shall be so secured, other than:

(a)	Permitted Liens;

(b)         purchase money Liens upon or in any real property or equipment acquired or held by OGI or any Subsidiary of OGI in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired and fixed improvements thereon or accessions thereto, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced;

(c)          Liens existing on November 17;

(d)          Liens on property of a person existing at the time such person is merged into, consolidated with, or acquired by OGI or any Subsidiary of OGI or becomes a Subsidiary of OGI; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the person so merged into or consolidated with OGI or such Subsidiary or acquired by OGI or such Subsidiary;

(e)          Liens granted by Subsidiaries of OGI (other than the Issuer and OCI) to secure Debt owed to OGI or a wholly owned Subsidiary of OGI;

(f)           Liens arising out of a judgment, decree or order of court being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of OGI or the books of its Subsidiaries, as the case may be, in conformity with GAAP;

(g)          Debt of a person existing at the time such person is merged into or consolidated with OGI or becomes a Subsidiary of OGI provided that such Debt was not created in contemplation of such merger, consolidation or acquisition and provided further that the aggregate principal amount of such Debt shall not exceed $50,000,000 at any time outstanding;

(h)          Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to above or Liens created in connection with any amendment, consent or waiver relating to such Debt, so long as such Lien does not extend to any other property, the amount of Debt secured is not increased (other than by the amount equal to any costs and expenses incurred in connection with any extension, renewal, refinancing or refunding) and the Debt so secured does not exceed the fair market value (as determined by OGI’s Board of Directors in good faith) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be; and

(i)           Liens otherwise prohibited by this covenant, securing Debt, provided that the aggregate principal amount of such secured Debt shall not exceed 20% of the Consolidated Net Worth of OGI and its Subsidiaries at any time.

ARTICLE FIVE

SUCCESSORS

Section 5.1 When OGI May Merge, Etc. OGI shall not consolidate with or merge into, or convey, transfer or lease all or substantially all of its properties and assets to, any person (a “successor person”) unless:

(a)          either (i) OGI is the continuing person or (ii) the resulting, surviving or transferee person is an entity organized under the laws of the United States;

(b)         the successor person expressly assumes by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, OGI’s obligations with respect to its Guarantee of the Securities, the Indenture and this First Supplemental Indenture; and

(c)         immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

OGI shall deliver to the Trustee prior to the consummation of the proposed transaction an Officer’s Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction and such supplemental indenture comply with the Indenture and this First Supplemental Indenture.

For purposes of the foregoing, the conveyance, transfer or lease of the properties and assets of one or more Subsidiaries of OGI (other than to OGI or another Subsidiary of OGI), which, if such assets were owned by OGI, would constitute all or substantially all of the properties and assets of OGI, shall be deemed to be the transfer of all or substantially all of the properties and assets of OGI, but a bona fide pledge or hypothecation shall be deemed not to be prohibited by the Indenture and this First Supplemental Indenture.

Section 5.2 Successor Corporation Substituted. Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of OGI in accordance with Section 5.1, the successor corporation formed by such consolidation or into or with which OGI is merged or to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, OGI under the Indenture and this First Supplemental Indenture with the same effect as if such successor person has been named as OGI herein; provided, however, that the predecessor OGI in the case of a sale, lease, conveyance or other disposition shall not be released from the obligation to pay the principal of and interest, if any, on the Securities. OGI, the Trustee and the successor person shall enter into a supplemental indenture to evidence the succession and substitution of such successor person and such discharge and release of OGI.

The provisions of Article V of the Indenture shall also be applicable to the Securities.

ARTICLE SIX

LIABILITY OF TRUSTEE

Section 6.1 Trustee Not Responsible for Recitals.

The Trustee shall not be responsible in any matter whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer or for or with respect to (i) the proper authorization by the Issuer by action or otherwise, (ii) the due execution hereof by the Issuer or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

ARTICLE SEVEN

MISCELLANEOUS

Section 7.1. Ratification and Effect.

Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Upon and after the execution of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

Section 7.2 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

Section 7.3 Counterpart Originals.

This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Facsimile, documents executed, scanned and transmitted electronically and electronic signatures, including those created or transmitted through a software platform or application, shall be deemed original signatures for purposes of this First Supplemental Indenture and all matters and agreements related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this First Supplemental Indenture or any instrument, agreement or document necessary for the consummation of the transactions contemplated by this Indenture or related hereto or thereto (including, without limitation, addendums, amendments, notices, instructions, communications with respect to the delivery of securities or the wire transfer of funds or other communications) (“Executed Documentation”) may be accepted, executed or agreed to through the use of an electronic signature in accordance with applicable laws, rules and regulations in effect from time to time applicable to the effectiveness and enforceability of electronic signatures. Any Executed Documentation accepted, executed or agreed to in conformity with such laws, rules and regulations will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third-party electronic signature capture service providers as may be reasonably chosen by a signatory hereto or thereto. When the Trustee acts on any Executed Documentation sent by electronic transmission, the Trustee will not be responsible or liable for any losses, costs or expenses arising directly or indirectly from its reliance upon and compliance with such Executed Documentation, notwithstanding that such Executed Documentation (a) may not be an authorized or authentic communication of the party involved or in the form such party sent or intended to send (whether due to fraud, distortion or otherwise) or (b) may conflict with, or be inconsistent with, a subsequent written instruction or communication; it being understood and agreed that the Trustee shall conclusively presume that Executed Documentation that purports to have been sent by an authorized officer of a person has been sent by an authorized officer of such person. The party providing Executed Documentation through electronic transmission or otherwise with electronic signatures agrees to assume all risks arising out of such electronic methods, including, without limitation, the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

Section 7.4 Effect of Headings.

The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 7.5. Severability.

In case any provision in this First Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.6. Modification, Amendment and Waiver.

The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived except by an execution of a Supplemental Indenture executed by each of the Omnicom Companies and the Trustee. Any such amendment shall comply with Article IX of the Indenture. Until an amendment, waiver or other action by Holders becomes effective, a consent thereto by a Holder of a Security hereunder is a continuing consent by the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same obligation as the consenting Holder’s Security, even if notation of the consent, waiver or action is not made on the Security. However, any such Holder or subsequent Holder may revoke the consent, waiver or action as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment, waiver or action becomes effective. After an amendment, waiver or action becomes effective, it shall bind every Holder.

Section 7.7. Ratification of Indenture; Supplemental Indenture Part of Indenture.

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 7.8. Trust Indenture Acts Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “TIA”), that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

Section 7.9. Consent to Jurisdiction; Service of Process; and Waiver of Jury Trial.

Each of the Issuer and the Guarantor agrees that any legal suit, action or proceeding brought by any party to enforce any rights under or with respect to this First Supplemental Indenture, any Security or any other document or the transactions contemplated hereby or thereby may be instituted in any state or federal court in The Borough of Manhattan, The City of New York, State of New York, United States of America, irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, irrevocably waives to the fullest extent permitted by law any claim that and agrees not to claim or plead in any court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum and irrevocably submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding or for recognition and enforcement of any judgment in respect thereof.

To the extent that the Issuer or the Guarantor or any of their respective Subsidiaries has or hereafter may acquire any immunity from jurisdiction of any court (including any court in the United States, the State of New York or other jurisdiction in which the Issuer, the Guarantor or any successor thereof may be organized or any political subdivisions thereof) or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property or assets, this First Supplemental Indenture, the Securities, the transactions contemplated hereby or thereby or any other documents or actions to enforce judgments in respect of any thereof, then each of the Issuer and the Guarantor hereby irrevocably waives, and shall cause its Subsidiaries to waive, such immunity, and any defense based on such immunity, in respect of its obligations under the above-referenced documents and the transactions contemplated thereby, to the extent permitted by law.

The Issuer hereby appoints Omnicom Group Inc., 280 Park Avenue, New York, New York 10017, Attention: General Counsel (the “Agent for Service”), and OGI hereby accepts such appointment, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the Borough of Manhattan, The City of New York, State of New York, United States of America. The Issuer agrees that service of process upon the Agent for Service shall be deemed in every respect effective service of process upon the Issuer in any such suit, action or proceeding. The Issuer further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Agent for Service in full force and effect so long as any of the Securities shall be outstanding.

THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE SECURITIES, THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

[Signatures pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

OMNICOM CAPITAL HOLDINGS PLC

By:	/s/ Catherine Porter
	Name:	Catherine Porter
	Title:	Director

OMNICOM GROUP INC.

By:	/s/ Philip J. Angelastro
	Name:	Philip J. Angelastro
	Title:	Executive Vice President and Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Rodney Gaughan
	Name:	Rodney Gaughan
Title:

By:	/s/ Luke Russell
	Name:	Luke Russell
	Title:	Vice President

Exhibit A

FORM OF GLOBAL SECURITY FOR THE 2.250% SENIOR NOTES DUE 2033

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITORY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE ANY SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.7 OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR TO ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF ANY ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

Exhibit A-1

2.250% Senior Notes due 2033

ISIN: XS2412669587

Common Code: 241266958

CUSIP No. 68217Q AA6

£325,000,000

No. 1

OMNICOM CAPITAL HOLDINGS PLC, a public limited company organized under the laws of England and Wales (the “Issuer,” which term includes any successor person under the Indenture hereinafter referred to), for value received, hereby promises to pay to BT GLOBENET NOMINEES LIMITED, or registered assigns, the principal sum of £325,000,000 on November 22, 2033 and to pay interest thereon from November 22, 2021 or from the most recent interest payment date to which interest has been paid or duly provided for, annually on November 22 in each year, commencing November 22, 2022, at the rate of 2.250% per annum, set forth below. The interest so payable, and punctually paid or duly provided for, on any interest payment date shall, as provided in such Indenture, be paid to the person in whose name this Security (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest, which shall be November 7 of each year (whether or not a Business Day), next preceding such interest payment date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such regular record date and may either be paid to the person in whose name this Security (or one or more predecessor securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this Series not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this Series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture).

Distributions of principal, premium, if any, and interest with respect to this Security shall be credited in Sterling to the extent received by Euroclear or Clearstream, Luxembourg from the Paying Agent to the cash accounts of Euroclear or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Security is fully and unconditionally guaranteed by Omnicom Group Inc., a corporation duly organized and existing under the laws of the State of New York (“OGI”) referred to as the “Guarantor”, as provided in the Indenture.

This Security shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with and governed by the laws of said state.

Exhibit A-2

By the execution and delivery of this Security, the Issuer (i) acknowledges that it has irrevocably designated and appointed OGI (together with any successor, the “Agent for Service”), as its authorized agent upon which process may be served in any suit or proceeding based on or arising out of the Securities, that may be instituted in any U.S. federal or state court in the Borough of Manhattan in the City of New York, County and State of New York, or brought under U.S. federal or state securities laws, and acknowledges that the Agent for Service has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit or proceeding, and (iii) agrees that service of process upon the Agent for Service shall be deemed in every respect effective service of process upon the Issuer in any such suit or proceeding. The Issuer further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Agent for Service in full force and effect so long as any of the Securities shall be outstanding.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Exhibit A-3

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:	OMNICOM CAPITAL HOLDINGS PLC

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-4

This is one of the Securities of the Series designated therein referred to in the within-mentioned Indenture.

Deutsche Bank Trust Company Americas, as Trustee

By:
Authorized Signatory

Dated:

Exhibit A-5

Reverse of Security

OMNICOM CAPITAL HOLDINGS PLC

2.250% Senior Notes due 2033

This Security is one of a duly authorized issue of securities of the Issuer, designated as its 2.250% Senior Notes due 2033 (herein called the “Securities”), issued and to be issued in one or more Series under an Indenture, dated as of November 22, 2021 (the “Base Indenture”), between the Issuer, the Guarantor and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the First Supplemental Indenture dated as of November 22, 2021, between the Issuer, the Guarantor and the Trustee (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the Series designated on the face hereof, initially limited in aggregate principal amount to £325,000,000. Capitalized terms used in this Security and not defined herein have the meaning ascribed thereto in the Indenture.

Deutsche Bank Trust Company Americas, the Trustee under the Indenture, has been appointed by the Issuer as Paying Agent, Registrar and transfer agent with regard to the Securities. Deutsche Bank AG, London Branch will serve initially as common depositary of the Depositories with regard to the Securities.

In case an Event of Default shall have occurred and be continuing, the principal of and accrued interest on all Securities may be declared, and upon said declaration, shall become due and payable, in the manner, with the effect and subject to the conditions provided for in the Indenture.

Prior to August 22, 2033 (the “par call date”), the Securities shall be redeemable, as a whole or in part, at the Issuer’s option, at any time or from time to time, upon mailed notice (or electronic notice, as applicable) to the registered address of each Holder of the Securities at least 15 days but not more than 60 days prior to the redemption. The redemption price shall be equal to the greater of (1) 100% of the principal amount of the Securities to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments on such Securities discounted to the date of redemption, on an annual basis (assuming an ACTUAL/ACTUAL (ICMA) day count fraction), at the applicable Comparable Government Bond Rate plus 20 basis points, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date, as calculated by an Independent Investment Banker.

On or after the par call date, the Securities shall be redeemable, as a whole or in part, at the Issuer’s option, at any time or from time to time, upon mailed notice (or electronic notice, as applicable) to the registered address of each Holder of the Securities at least 15 days but not more than 60 days prior to the redemption at a redemption price of 100% of the principal amount of such Securities, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

Exhibit A-6

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer, a United Kingdom government bond whose maturity is closest to the maturity of the Debt Securities, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Securities to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker.

“Independent Investment Banker” means an investment bank of international standing appointed by the Issuer.

“Remaining Scheduled Payments” means, with respect to each Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption calculated as if the Stated Maturity of such Security was the par call date; provided, however, that, if such redemption date is not an interest payment date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to, but excluding, such redemption date.

On and after the redemption date, interest shall cease to accrue on the Securities or any portion of the Securities called for redemption (unless the Issuer defaults in the payment of the redemption price and accrued interest). On or before 10:00 a.m. London time on the redemption date, the Issuer shall deposit with a Paying Agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Securities to be redeemed on that date. If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected by such method as the Trustee deems fair and appropriate, subject to the procedures of the Depositories as to Global Securities.

In the event of redemption of this Security in part only, a new Security or Securities of this Series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof; provided that in the case of a Global Security, an appropriate book-entry adjustment may be made in lieu of the issuance of a new Security.

The Indenture contains provisions that permit the Issuer to elect either (1) to defease and be discharged from the entire indebtedness of this Security or (2) to be released from its obligations under certain restrictive covenants and Events of Default with respect to this Security, in each case upon payment in full of the Securities and compliance with certain conditions set forth in the Indenture.

Exhibit A-7

Upon the occurrence of Change of Control Triggering Event with respect to the Securities of this Series, the Issuer shall be required to make an offer to repurchase the Securities of this Series on the terms set forth in Section 3.2 of the First Supplemental Indenture.

The provisions of Article XIII of the Base Indenture shall apply to this Series of the Securities.

If an Event of Default with respect to Securities of this Series shall occur and be continuing, the principal of the Securities of this Series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits the amendment thereof and the modification of the rights and obligations of the Issuer and the Guarantor and the rights of the Holders of the Securities to be affected under the Indenture at any time by the Issuer, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding to be affected, with certain exceptions as therein provided with respect to certain modifications or amendments which may not be made without the consent of each Holder of such Security affected thereby. The Indenture also permits certain amendments and modifications thereto from time to time by the Issuer, the Guarantor and the Trustee without the consent of the Holders of any Series of the Securities to be affected thereby for certain specified purposes, including curing ambiguities, defects or inconsistencies and making any such change that does not adversely affect the legal rights of any Holder of the Securities, as provided therein.

The Indenture contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time outstanding, on behalf of the Holders of all Securities of such Series, to waive compliance by the Issuer or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and Interest on this Security at the times, place and rate, and in the coin or Currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the security register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this Series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

Exhibit A-8

The Securities of this Series are issuable only in registered form without coupons in denominations of £100,000 and integral multiples of £1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of the Securities and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Guarantor, the Trustee and any agent of the Issuer, the Guarantor or the Trustee may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and none of the Issuer, the Guarantor, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of (and premium, if any) or interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Issuer, the Guarantor or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Exhibit A-9